LOAN AGREEMENT

      This Loan Agreement (the "Agreement"), dated as of June 20, 2000, is entered into by and between:

(i) ALGAR S.A. - EMPREENDIMENTOS E PARTICIPACOES, a company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Avenida Alexandrino Garcia, 2689, Distrito Industrial, in the City of Uberlandia, State of Minas Gerais, enrolled before the National Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under No 17.835.026-0001-52 here represented by its duly authorized representative (hereinafter referred to as the "Lender");

and

(ii) FIBERCORE, INC., a company duly organized and validly existing in accordance with the laws of the state of Nevada, United States of America, with its head office at 253, Worcester Road, Charlton, MA, here represented by its duly authorized representative(s) (hereinafter referred to as the "Borrower");

and as Intervening and Consenting party:

(iii) FIBERCORE LTDA., a corporation duly organized and validly existing under the laws of the Federal Republic of Brazil, with head offices in the City of Sao Paulo, State of Sao Paulo, at Rua Libero Badaro, 293, enrolled before the National Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 03.767.078/0001-24, herein represented by its duly authorized representative (hereinafter referred to as "FCI Brazil")

WHEREAS the Lender proposes to lend to the Borrower, and the Borrower proposes to borrow from the Lender, the aggregate principal amount of US$ 10,000,000.00 (ten million United States dollars) (the "Principal Amount").

NOW, THEREFORE, the parties hereto agree as follows:

1. THE LOAN AND DISBURSEMENT PROCEDURE

      1.1. The Lender hereby lends to the Borrower, and the Borrower hereby borrows from the Lender, the amount of US$ 10,000,000.00 (ten million United States dollars) (the "Loan").

      1.2. The disbursement of the Loan shall be made within one business day from the date hereof (the "Disbursement Date") upon execution and delivery of the Note (as defined in Section 4.1. below). The Loan shall be disbursed in Reais, calculated in accordance with the commercial exchange market valid for the day immediately prior to the date of the disbursement, as published by the Central Bank of Brazil through the SISBACEN system under PTAX 800 rate, option 5, or any other rate publicly available that may replace the PTAX 800 rate. The Borrower hereby gives irrevocable instructions to the Lender to disburse the proceeds of the Loan, as provided herein, in the account no. 00907202, held in Bank Boston Banco Multiplo S.A. (the "Bank") by FCI Brazil.

      1.2.1. The Borrower hereby agrees and confirms that deposit confirmation issued by the Bank in name of FCI Brazil shall constitute evidence of the disbursement of the Loan provided for in this Agreement.

      1.3. It is hereby agreed and understood that the Borrower shall apply the proceeds of the Loan in the acquisition Mamore Participacoes S.A., a company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Avenida Alexandrino Garcia, 2689, Suite 7, room A, Distrito Industrial, in the City of Uberlandia, State of Minas Gerais, as provided for in the Investment Agreement dated of June 1st, 2000, entered into between the Lender and the Borrower.

2. PAYMENT OF THE LOAN

      2.1. The Borrower promises to repay the Loan in one installment, in the amount of US$ 10,000,000.00 (ten million United States dollars), on December 31, 2000 (the "Maturity Date").

      2.2. The Borrower further promises to pay interest to the Lender on the unpaid Principal Amount of the Loan at the rate per annum equal to 6% (six per cent), calculated pro rata tempore, from the Disbursement Date until the date on which the Loan is paid in full. Interest on the Loan shall also be paid by the Borrower to the Lender at the Maturity Date.

      2.3. Any and all payments to be made by the Borrower hereunder, including principal of and interest on the Loan, shall be made in immediately available funds, at the account no. 49.964-1, held by the Lender at Banco Bradesco S.A., Branch 0265-8, of the amount in Reais of the United State dollars amount then due and payable converted at the PTAX 800 rate, option 5, issued by the Central Bank of Brazil through the SISBACEN system, obtained in the day immediately prior to the date of the respective payment, or any other rate publicly available that may replace the PTAX 800 rate.

      2.4. The parties hereby agree that the Principal Amount shall be reduced to US$ 9,000,000.00 (nine million United State dollars) in the event that the Borrower makes all payments due thereunder on or before August 31, 2000. In the event that the Principal Amount is reduced as provided for herein, interest shall be applicable to the reduced Principal Amount.

      2.5. If the Borrower shall fail to make any payment due hereunder on the Maturity Date, the Maturity Date shall be extended to March 31, 2001 (the "Extended Maturity Date"). In this case, in addition to the original interest rate of 6% (six percent) per annum, the Borrower shall pay to the Lender a contractual damage in the amount equal to US$ 300,000.00 (three hundred thousand United State dollars) per month for each month the payment is delayed beyond December 31, 2000. The contractual damage shall be prorated for the number of days actually elapsed if payment occurs prior to the end of a month.

      2.6. Whenever any payment under this Agreement shall be stated to be due on a day which is not a business day (a business day shall be any day on which dealings in currencies and exchange between banks may be carried on in the City of Sao Paulo, Brazil, and Boston, Massachusetts, such payment shall be made on the next succeeding business day, unless such a day shall fall in the first day of the next succeeding calendar month, in which event such payment shall be made on the preceding business day.

      2.7. All payments to be made under this Agreement by the Borrower shall be made free and clear of any cost (for instance, exchange or other bank fees), as well as of any deduction for any present or future taxes or similar charges imposed by Federative Republic of Brazil or United States of America or any other jurisdiction through which payments are made (or any political subdivision or taxing authority thereof or therein).

      2.8. If any applicable law, regulation or directive, or any change therein or in the interpretation thereof, or compliance by the Lender with any request (whether or not having the force of law) of any relevant Central Bank or other comparable agency, subjects the Lender to any tax of any kind whatsoever with respect to this Agreement or changes the basis of taxation of payments to the Lender of principal, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Lender imposed in Brazil) or imposes, modifies or deems applicable any reserve, special deposit or similar requirement against foreign assets held by, or deposits in or for the account of, or advances or loans by, or any other acquisition of funds by, any office of the Lender or to this Agreement or the Loan made hereunder, and the result of any of the foregoing is to increase the cost to the Lender of maintaining the Loan or to reduce any amount receivable in respect thereof, then the Borrower shall pay to the Lender, upon its demand, additional amounts which will compensate the Lender for such increased cost or reduced amount receivable, as determined by the Lender with respect to this Agreement. A certificate as to any additional amounts payable pursuant to the preceding sentence submitted by the Lender to the Borrower shall be conclusive, absent manifest error.

      2.9. If the Borrower shall fail to make any payment due hereunder on the Extended Maturity Date, the Borrower shall pay to the Lender an additional interest of 1% (one per cent) per month, calculated from the date of the failure until the date the respective outstanding amount is paid in full plus a penalty equivalent to 10% (ten per cent) of the due amount.

      2.10 It is hereby expressly agreed by the parties that the Borrower may indicate any of its subsidiaries duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil to effectuate the payment of the Loan.

3. REPRESENTATIONS AND WARRANTS

      3.1. The Borrower hereby represents and warrants that: (a) the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, United States of America and has full power, authority and legal right to own its assets and to transact its business and to execute, deliver and perform this Agreement and the Note, and has taken all necessary corporate and legal action to authorize the execution, delivery and performance of this Agreement and the Note and the borrowing hereunder on the terms and conditions hereof; (b) this Agreement and the Note constitute legal, valid and binding obligations of the Borrower enforceable against it in accordance with its terms; (c) the execution, delivery and performance by the Borrower of this Agreement and the Note will not violate the charter, by-laws or other corporate rules of the Borrower or any provision of law or regulation or any judgment, order or decree of any court, arbitrator or governmental authority or of any agreement of any nature whatsoever, binding upon the Borrower and its assets; (d) all consents and exemptions required in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the Note have been obtained and are in full force and effect; and (e) the execution, delivery and performance by the Borrower of this Agreement and the Note constitute private and commercial acts rather than governmental and public acts.

      3.2. If: (a) the Borrower fails to pay when due any amount due by it under this Agreement or the Note; or (b) the Borrower fails to make any payment on any pecuniary obligation (other than this Agreement) of any nature whatsoever (including contingent obligations), or defaults in the performance of any agreement under which any such obligation is created if the effect of such default is to cause such obligation or to permit the holder or holders of such obligation or a trustee or trustees on behalf of the holder or holders to declare such obligation, due prior to its normal maturity; or (c) the Borrower becomes insolvent or unable to pay its debts as they mature, or consents to the appointment of a trustee, intervener or receiver for it or for all or a substantial part of its property, or any such trustee, intervener or receiver is appointed; or (d) bankruptcy, dissolution, reorganization, intervention, arrangement or liquidation proceedings (or similar proceedings analogous in purpose or effect) are instituted by or against the Borrower; or (e) a warrant of attachment or execution or similar process against any substantial part of the assets of the Borrower is issued; or (f) any representation or warranty made by the Borrower in this Agreement proves to have been incorrect; or (g) any consent or exemption referred to in this Agreement is revoked or terminated or fails to be issued or ceases to be in full force and effect; or (h) in the opinion of the Lender, there occurs an impairment of the financial condition of the Borrower, then, and in any such event, the Lender may, by notice of default given to the Borrower, declare the outstanding amount under this Agreement and the Note to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

4. NOTE

      4.1. Prior to and as a condition precedent to the making of the Loan hereunder and to evidence further the obligation of the Borrower to pay the Loan, the Borrower shall execute and deliver to the Lender a promissory note of the Borrower ("Note"), such Note to be in the form of Exhibit A hereto, appropriately completed, dated the date of the Loan and in the aggregate amount (including the Principal Amount and interest) of the Loan.

      4.2. In the event the Maturity Date is extended, as provided for in
Section 2.5. herein, the Borrower shall issue a new promissory note to be in the form of Exhibit A hereto, appropriately completed, in the aggregate amount of the outstanding debt (including the Principal Amount, interest and applicable penalties) of the Loan.

5. MISCELLANEOUS

      5.1. The Borrower shall indemnify the Lender for, and hold the Lender harmless from, any present or future claim or liability for any registration charge or any stamp, excise or other similar taxes and any penalties or interest with respect thereto, which may be imposed by any jurisdiction in connection with this Agreement or any modification or enforcement hereof.

      5.2. No action or omission by the Lender shall constitute a waiver of any rights or remedies of the Lender hereunder. Such rights and remedies are cumulative and not exclusive of any rights or remedies provided by law. Payment of the Principal Amount of and interest on this Agreement and the Note shall not discharge the Borrower's obligation with respect to any other amounts payable hereunder.

      5.3. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of the default by the Borrower in payment of any amount due under this Agreement, including any reasonable legal and court fees incurred by Lender in the process of enforcing its rights provided for in this Agreement, the Note or other related documents. This covenant shall survive payment of this Agreement.

      5.4. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the Federative Republic of Brazil. The Borrower hereby irrevocably submits in any legal proceeding relating to this Agreement to the non-exclusive in personam jurisdiction of the Courts of the City of Sao Paulo, State of Sao Paulo, Brazil.

      5.5. The Lender may at any time assign its rights and obligations under this Agreement to any party of its choice, provided that the Borrower is notified of such assignment. The Borrower is prohibited from assigning any of its rights and obligations under this Agreement without prior written approval of the Lender.

In witness hereof the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                  ALGAR S.A. - EMPREENDIMENTOS E PARTICIPACOES



                  ---------------------------------------------
                  By: Nelson Cascelli Reis
                  Title: Attorney-in-fact



                  ---------------------------------------------
                  By: Jose Mauro Leal Costa
                  Title: Chief Executive Officer



                  FIBERCORE, INC.



                  ---------------------------------------------
                  By: Mohd A Aslami
                  Title: President Chief Executive Officer


      As Intervening and Consenting Party


                  FIBERCORE LTDA.



                  ---------------------------------------------
                  By: Regina Maria Piza de Assumpcao Ribeiro do Valle
                  Title: Delegate Manager


WITNESSES:


1. ___________________
   Name: Giseli Aparecida Perez Araujo
   RG: 16.978.964
   CPF: 074.393.068-13


2. ___________________
   Name: Eliane Barbosa Mari
   RG: 8.690.203
   CPF: 762.429.948-87

                                 PROMISSORY NOTE

US$ 10,000,000.00                                           Date: June 20, 2000.



FOR VALUE RECEIVED, FIBERCORE, INC. a company duly organized and validly existing in accordance with the laws of the state of Nevada, United States of America, with its head office at 253, Worcester Road, Charlton, MA, by this promissory note hereby unconditionally promises to pay to the order of ALGAR S.A. - EMPREENDIMENTOS E PARTICIPACOES ("ALGAR"), a company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Avenida Alexandrino Garcia, 2689, Distrito Industrial, in the City of Uberlandia, State of Minas Gerais (the "Payee"), on December 31, 2000, at the bank account no. 49.964-1, held by Algar at Banco Bradesco S.A., Branch 0265-8,, the correspondent amount, in Reais, of US$ 10,000,000.00, free and clear of any taxes and/or withholdings whatsoever, in immediately available funds.

The exchange rate to be used in order to exchange the above-referred amount in Reais shall be the PTAX 800 rate, option 5, issued by the Central Bank of Brazil through the SISBACEN system, obtained in the day immediately prior to the date of the respective exchange, or any other rate publicly available that may replace the PTAX 800 rate.

This promissory note is issued in accordance with the Loan Agreement dated June 20, 2000, between FIBERCORE, INC. and ALGAR S.A. - EMPREENDIMENTOS E PARTICIPACOES.


                                 FIBERCORE, INC.



                  ---------------------------------------------
                       By: Mohd A Aslami
                       Title: President Chief Executive Officer